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Ameriana News Release

         Ameriana Bancorp
        2118 Bundy Avenue
               P.O. Box H
      New Castle, Indiana
               47362 1048
317-529-2230/317-462-1355
                                Contact:   Harry J. Bailey
                                           President and Chief Executive Officer
                                           (317) 529-2230



          AMERIANA TO REPURCHASE UP TO 10% OF ITS OUTSTANDING SHARES


NEW CASTLE, Indiana (June 19, 1996) - Ameriana Bancorp (The Nasdaq Stock Market:
ASBI) today announced that the Company's Board of Directors has approved a new stock buy back program which authorizes the repurchase of up to 10% of the Company's outstanding common stock, or approximately 330,000 shares. This repurchase program will depend on market conditions and, accordingly, there is no guaranty as to the exact number of shares to be repurchased by the Company.

     Harry J. Bailey, President and Chief Executive Officer of Ameriana Bancorp, stated that the Board of Directors has authorized the expenditure of up to $4.5 million for the repurchase program, which will expire in June 1997. Bailey explained that the Board of Directors considers Ameriana's common stock to be an attractive investment at this time. Share repurchases generally would be effected through open market purchases, he said, although unsolicited negotiated transactions may occur.

     Under the Board's previous buy back authorization, which expires this month, Ameriana has repurchased approximately 245,000 shares. The total cost of those shares was $3.4 million.

     At March 31, 1996, Ameriana Bancorp reported total assets of $383.1 million and shareholders' equity of $44.6 million, or 11.6% of total assets.

     Ameriana Bancorp, through its wholly owned subsidiaries, Ameriana Bank, a federal savings bank, and Deer Park Federal Savings and Loan Association, offers an extensive line of banking services through branches in central Indiana and in the greater Cincinnati, Ohio area. Ameriana Bancorp also offers title insurance through Indiana Title Insurance Company. In addition to its banking services, Ameriana Bank, through Ameriana Financial Services, Inc., has an interest in a life insurance company, owns Ameriana Insurance Agency - a full-service insurance agency, and provides a full line of investments and securities products in its brokerage center.

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